NEWS RELEASE

Coeur Reports First Quarter 2013 Results
Palmarejo rebounds
Timing of metal sales versus production impacts financial results
Coeur d'Alene, Idaho - May 9, 2013 - Coeur d'Alene Mines Corporation (the “Company” or “Coeur”) (NYSE: CDE, TSX: CDM) reported metal sales of $171.8 million, operating cash flow1 of $58.7 million, and capital expenditures of $12.8 million during the first quarter 2013.
The Company produced 3.8 million ounces of silver and 56,913 ounces of gold during the first quarter 2013. Silver and gold production at Palmarejo increased 6% and 15%, respectively, compared to the prior quarter while costs declined significantly from $7.55 per silver ounce1 to $2.20 per silver ounce1. Companywide cash operating costs were $8.73 per silver ounce1 and were $1,055 per gold ounce at the Company's Kensington gold mine during the first quarter.
The Company reaffirmed its 2013 full-year production guidance of 18.0-19.5 million ounces of silver and 250,000-265,000 ounces of gold. Coeur's full-year cash operating cost1 guidance is being revised to $9.50 - $10.50 per silver ounce (compared to previous guidance of $8.00 - $9.00 per ounce) to reflect an assumed $1,500 per ounce gold price during the remainder of the year for by-product credits (compared to $1,650 per ounce used in prior guidance). Kensington's cash operating costs per gold ounce1 guidance remains unchanged at $900 - $950 for 2013.
During the first quarter, the Company successfully completed a $300 million senior unsecured notes financing, redeemed $43.3 million of the outstanding $48.7 million of 3.25% convertible debentures and closed the approximately $280 million acquisition of Orko Silver Corp., which adds the La Preciosa silver project in Mexico to the Company's growth profile. The Company announced the relocation of its corporate headquarters to Chicago and that, subject to shareholder approval, the Company will reincorporate to Delaware and change its name to Coeur Mining, Inc. promptly following the Annual Meeting of Shareholders on May 14, 2013. In addition, Coeur repurchased 655,474 shares of its own stock for $12.6 million during the first quarter 2013. The Company has now completed $32.5 million of its $100 million share repurchase program authorized by the Board of Directors in June of 2012.

First Quarter 2013 Highlights

•	Silver production totaled 3.8 million ounces, a 22% decrease from the first quarter 2012 and level with fourth quarter 2012.

•	Gold production totaled 56,913 ounces, up 30% from the first quarter 2012 and down 6% from fourth quarter 2012.

•	Metal sold of 3.1 million silver ounces and 51,926 gold ounces resulted in lower metal sales during the quarter as a result of quarter-end timing.

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Average realized prices were $30.30 per silver ounce and $1,630 per gold ounce, down 7% for silver and 4% for gold from the first quarter 2012, and 7% lower for silver and 5% for gold compared with the fourth quarter 2012.

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Cash operating costs for silver averaged $8.73 per silver ounce[1] compared with $8.97 per silver ounce[1] in the fourth quarter 2012. Kensington's cash operating costs averaged $1,055 per gold ounce[1] compared with $1,065 per gold ounce[1] in the fourth quarter 2012.

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Adjusted earnings[1] were $6.8 million, or $0.08 per share, compared with $41.5 million, or $0.46 per share, in the first quarter 2012. Net income for the first quarter 2013 was $12.3 million, or $0.14 per share, compared with net income of $4.0 million, or $0.04 per share, in the first quarter 2012.

1.
EBITDA, operating cash flow, adjusted earnings and cash operating costs are non-GAAP measures. Please see tables in the Appendix for the reconciliation to U.S. GAAP. Total debt includes short and long-term indebtedness and excludes capital leases and royalty obligations.

•
Cash, cash equivalents and short-term investments were $332.8 million at March 31, 2013, compared with $153.2 million a year ago. On April 16, 2013, $99.1 million was used as part of the consideration to acquire Orko Silver.

•	Subsequent to the issuance of 11.6 million common shares to Orko Silver shareholders on April 16, 2013, Coeur has 101.5 million in total shares outstanding at May 8, 2013.
Mitchell J. Krebs, Coeur's President and Chief Executive Officer, said, “Through the first four months of 2013, Coeur has been actively pursuing its strategic objectives of (i) creating a foundation for improved operational consistency throughout the remainder of the year and beyond; (ii) reducing costs and improving the efficiency at our existing mines; (iii) reinvesting in our existing assets to increase production and cash flow; (iv) repurchasing shares, which we feel represent compelling long-term value, especially at current levels; (v) pursuing opportunities to acquire and sell assets in order to create long-term value for our shareholders; and (vi) advancing our capital projects that are critical to the Company's continued growth and sustainability.
“We are pleased that silver and gold production at Palmarejo rebounded at materially lower costs per ounce1 than the last quarter of 2012. Although production levels at our Palmarejo operation had a slow start to the year due to lower than planned grades, both March and April were strong months and we remain confident in our 2013 guidance for this important asset. Rochester also started slow due to extreme winter weather in Nevada and we are pursuing alternatives to catch up production that was not realized during January and February. We remain enthusiastic about the expansion opportunities at Rochester, which we believe can make this long-running operation our largest cash flow generator in the next five years. Our San Bartolomé silver mine in Bolivia continues to exceed plan levels despite mining lower grade material. The Kensington gold mine in Alaska is now demonstrating its ability to operate more consistently as planned. We expect production from Kensington to increase during the second half of the year due to higher grades.
“Since completion of the Orko Silver transaction, we have been actively building a project development team and commissioned a preliminary economic assessment (PEA) of the La Preciosa project by M3 Engineering, the results of which we expect to have by June 30th. We believe La Preciosa will become another long-life, cornerstone asset for the Company and will generate a return on investment in excess of the Company's cost of capital.”
Table 1: Financial Highlights (Unaudited)

(All amounts in millions, except per share amounts, average realized prices and gold ounces sold)	1Q 2013	1Q 2012	Quarter Variance
Sales of Metal	$171.8	$204.6	(16%)
Production Costs	$88.8	$92.6	(4%)
EBITDA (1)	$61.3	$96.8	(37%)
Adjusted Earnings (1)	$6.8	$41.5	(84%)
Adjusted Earnings Per Share(1)	$0.08	$0.46	(83%)
Net Income	$12.3	$4.0	230%
Earnings Per Share	$0.14	$0.04	250%
Operating Cash Flow (1)	$58.7	$93.8	(37%)
Cash Flow From Operating Activities	$12.9	$17.0	(24%)
Capital Expenditures	$12.8	$31.6	(59%)
Cash, Cash Equivalents & Short-Term Investments	$332.8	$153.2	117%
Total Debt(1) (net of debt discount)	$305.3	$122.0	150%
Weighted Average Shares Issued & Outstanding	89.9	89.6	—%
Average Realized Price Per Ounce - Silver	$30.30	$32.61	(7%)
Average Realized Price Per Ounce - Gold	$1,630	$1,702	(4%)
Silver Ounces Sold	3.1	4.3	(28%)
Gold Ounces Sold	51,926	38,884	34%

1.
EBITDA, operating cash flow, adjusted earnings and cash operating costs are non-GAAP measures. Please see tables in the Appendix for the reconciliation to U.S. GAAP. Total debt includes short and long-term indebtedness and excludes capital leases and royalty obligations.

First quarter net metal sales were $171.8 million compared with $204.6 million in the first quarter of 2012 due to lower metal prices and fewer silver ounces sold, which was partially offset by more gold ounces sold.
Silver contributed 53% of the Company's total metal sales in the first quarter 2013 compared with 68% in the first quarter 2012 due to increased gold production at the Company's Kensington and Rochester mines.
Consolidated production costs were $88.8 million in the first quarter 2013, which was down 4% compared to last year's first quarter and 17% lower than the fourth quarter 2012. On a per ton milled basis, production costs were 16% lower compared with the first quarter 2012. Production costs at each of the Company's operations are on plan. Unit costs are expected to decline over the remainder of 2013 with the expected ramp up in production. Cash operating costs per silver ounce1 were higher compared with the first quarter 2012 due to lower production. Compared to the fourth quarter, costs per silver ounce1 declined 3%.
Prior to changes in working capital, Coeur generated $58.7 million in operating cash flow1 in the first quarter 2013 compared with $93.8 million in the first quarter 2012. Including changes in working capital, net cash from operating activities was $12.9 million compared with $17.0 million in the first quarter 2012. Inventories increased $20.5 million during the first quarter due to timing of metal sales, which were realized in April 2013. In addition, accounts payable and accrued liabilities declined $27.0 million during the quarter due mostly to an annual tax payment to Bolivia.
On a U.S. GAAP basis, the Company realized net income of $12.3 million, or $0.14 per share, in the first quarter 2013 compared with net income of $4.0 million, or $0.04 per share, in the first quarter 2012. Net income for the first quarter 2013 included a non-cash fair market value adjustment of positive $17.8 million. The fair market value adjustment in the first quarter 2012 was negative $23.1 million. Fair value adjustments are driven primarily by lower or higher gold prices, which decrease or increase, respectively, the estimated future liabilities related to a gold royalty obligation at Palmarejo.
Coeur reports a non-U.S. GAAP metric of adjusted earnings1 as a measure of operating income, which excludes non-cash fair value adjustments, other non-cash adjustments, deferred taxes and discontinued operations. Adjusted earnings1 were $6.8 million, or $0.08 per share, in the first quarter 2013, compared with $41.5 million, or $0.46 per share, in the first quarter 2012. Adjusted earnings were lower due to a $32.8 million decline in metal sales and a $6.4 million increase in general and administrative, pre-development, care and maintenance, and other expenses.
Capital expenditures were $12.8 million in the first quarter 2013, a 59% decrease from the first quarter 2012. Capital expenditures were primarily related to Palmarejo's capitalized exploration drilling, underground development and development of the Guadalupe satellite operation located near the Palmarejo mine, leach pad and crusher expansion at Rochester, and exploration drilling and underground development at Kensington.
Cash, cash equivalents and short-term investments were $332.8 million at March 31, 2013. On January 29, 2013, the Company realized net proceeds of $290.8 million from the sale of $300.0 million in aggregate principal amount of 7.875% Senior Notes due in 2021. On April 16, 2013, $99.1 million (CAD $100.0 million) was used in connection with the acquisition of Orko Silver Corp. The Company's $100 million revolving credit facility remains undrawn.
Coeur and XCM Royalty Corp. ("XDM") have terminated the previously-announced letter of intent whereby Coeur announced its intent to sell its interest in the silver production and reserves from the Endeavor mine in Australia and the royalty from the Cerro Bayo gold and silver mine in Southern Chile. Mr. Krebs said, "The proposed transaction with XDM provided Coeur with an opportunity to monetize certain non-core assets. Unfortunately, a severe dislocation in metals markets has disrupted the transaction. Both parties remain committed to continuing discussions to possibly reach a revised agreement."

1.
EBITDA, operating cash flow, adjusted earnings and cash operating costs are non-GAAP measures. Please see tables in the Appendix for the reconciliation to U.S. GAAP. Total debt includes short and long-term indebtedness and excludes capital leases and royalty obligations.

Table 2: Operational Highlights: Production

(silver ounces in thousands)	1Q 2013		1Q 2012		Quarter Variance
	Silver	Gold	Silver	Gold	Silver	Gold
Palmarejo	1,646	22,965	2,483	31,081	(34%)	(26%)
San Bartolomé	1,391	—	1,591	—	(13%)	n.a.
Rochester	648	8,742	441	5,292	47%	65%
Martha(1)	—	—	123	84	n.a.	n.a.
Kensington	—	25,206	—	7,444	n.a.	239%
Endeavor	150	—	248	—	(40%)	n.a.
Total	3,835	56,913	4,886	43,901	(22%)	30%

1.	The Martha mine in Argentina ceased production at the end of the third quarter 2012.

Table 3: Operational Highlights: Cash Operating Costs Per Ounce1

	1Q 2013	1Q 2012	Quarter Variance
Palmarejo	$2.20	$(2.27)	197%
San Bartolomé	13.27	10.21	30%
Rochester	13.54	23.35	(42%)
Martha(1)	—	46.48	n.a.
Endeavor	17.30	16.64	4%
Total	$8.73	$6.29	39%
Kensington	$1,055	$2,709	(61%)

1.	The Martha mine in Argentina ceased production at the end of the third quarter 2012.

Palmarejo, Mexico - Rebounding with Expected Improved Quarters to Come

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Palmarejo produced 1.65 million ounces of silver and 22,965 ounces of gold at cash operating costs of $2.20 per silver ounce[1] for the first quarter. In the fourth quarter of 2012, Palmarejo produced 1.55 million ounces of silver and 19,998 ounces of gold at cash operating costs of $7.55 per silver ounce[1].

•
Palmarejo's underground and open pit mining rates improved and stabilized during the first quarter compared to the last four months of 2012. Silver and gold ore grades from both the open pit and from underground operations are generally expected to continue increasing during the remainder of the year as they have in March and April.

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Palmarejo's mine rescue team earned first place and the first aid response team second place in their respective competitions at the Northern Mexico Mine Rescue and First Aid Competition held in mid-March 2013. The Company's subsidiary Coeur Mexicana was also recognized by the Mexican Centre for Philanthropy with the Socially Responsible Business Distinction Award for the exemplary Palmarejo operations for the fifth year in a row.

•	Sales and operating cash flow[1] totaled $57.4 million and $31.5 million, respectively, in the first quarter 2013.

•	Capital expenditures were $5.3 million during this quarter.

San Bartolomé, Bolivia - Stable Production and Mill Expansion On-Track

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San Bartolomé produced 1.4 million ounces of silver at cash operating costs of $13.27 per silver ounce[1]. In the fourth quarter of 2012, San Bartolomé produced 1.3 million ounces of silver at cash operating costs of $13.97 per silver ounce[1].

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The Company is in the process of increasing processing capacity approximately 10%-15% by investing $17.0 - $20.0 million during 2013. This expansion is expected to have a less than two-year payback and increase the mine's annual production to over 6.0 million ounces of silver for the next several years at reduced cash operating costs per ounce[1]. This expansion project remains on-schedule to be completed late this year.

1.
EBITDA, operating cash flow, adjusted earnings and cash operating costs are non-GAAP measures. Please see tables in the Appendix for the reconciliation to U.S. GAAP. Total debt includes short and long-term indebtedness and excludes capital leases and royalty obligations.

•	In celebration of the city of Potosi's bicentennial, San Bartolomé donated silver bars which were made into commemorative medallions for the government.

•	Sales and operating cash flow[1] totaled $33.1 million and $11.9 million, respectively, in the first quarter 2013.

•	Capital expenditures were $0.5 million during this quarter.
Rochester, Nevada - Slow First Quarter; Accelerated Production Expected during Remainder of 2013

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Rochester produced 648,000 ounces of silver and 8,742 ounces of gold, up 47% and 65% respectively, over the first quarter 2012. Cash operating costs per silver ounce[1] were $13.54, which were materially lower than first quarter 2012, but higher than fourth quarter 2012.

•
In the fourth quarter 2012, Rochester produced 828,000 ounces of silver and 12,054 ounces of gold at cash operating costs of $2.17 per silver ounce[1]. First quarter production was lower due to poor weather and lower than planned crushing rates.

•
The Company is investing approximately $4.0 million during 2013 to expand the capacity of the primary crusher from 9.0 million tons to 14.0 million tons. Crusher throughput is expected to ramp up to achieve 1.2-1.4 million tons crushed monthly in the second half of 2013, leading to higher second half silver and gold production.

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In addition, the Company is expanding the mine's heap leach capacity to approximately 67.0 million tons at an estimated capital cost of approximately $15.0 million. This planned expansion will accommodate sustained higher production rates driven by the processing of ore contained in historic stockpiles. These stockpiles were created during the mine's 26 year operating history when gold and silver prices were significantly lower than current market prices.

•	On May 1, 2013, Rochester presented Nevada Governor Brian Sandoval with a 1,000-ounce silver bar to be made into 1,000 commemorative coins to mark the state's sesquicentennial.

•	Sales and operating cash flow[1] totaled $39.5 million and $17.4 million, respectively, in the first quarter 2013.

•	Capital expenditures were $3.3 million during this quarter.

Kensington, Alaska - Improving Gold Grade Expected in Second Half of 2013

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Kensington produced 25,206 ounces of gold at cash operating costs of $1,055 per ounce[1], significantly improved over the first quarter 2012, which was affected by the temporary scale back in production from November 2011 until April 2012 to allow for the completion of several critical underground and surface infrastructure projects.

•	Production during the fourth quarter 2012 totaled 28,717 gold ounces at cash operating costs of $1,065 per ounce.[1]

•
Kensington's mill throughput at 129,057 tons was consistent with the fourth quarter 2012. Average mill head grade of 0.20 oz/t was 13% lower than the fourth quarter 2012, but 11% higher than first quarter 2012.

•	The gold grade is expected to gradually improve during the remaining quarters of 2013 as higher-grade stopes are mined and processed.

•	Rebuilds of generators during the first quarter limited backfilling rates, which negatively impacted overall efficiency and costs.

•	Sales and operating cash flow[1] totaled $39.3 million and $15.2 million, respectively, for the first quarter 2013.

•	Capital expenditures were $3.3 million during this quarter.
La Preciosa, Mexico - Project Update

•	The acquisition of Orko Silver closed on April 16 for total consideration of approximately $280 million ($99.1 million in cash, 11.6 million Coeur shares and 1.6 million Coeur warrants.)

•
Joe Phillips was recently named the Company's Chief Development Officer, bringing international mine development experience, including the successful construction of two mines in Mexico. He is responsible for the development of La Preciosa and other capital projects.

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Coeur has engaged M3 Engineering to prepare a PEA by the end of the second quarter 2013. M3 has built over 16 mines and processing plants in Mexico and is a leading engineering and construction company to the mining industry in Mexico.

1.
EBITDA, operating cash flow, adjusted earnings and cash operating costs are non-GAAP measures. Please see tables in the Appendix for the reconciliation to U.S. GAAP. Total debt includes short and long-term indebtedness and excludes capital leases and royalty obligations.

•	Following the PEA, Coeur intends to commence with basic engineering and full feasibility work in the second half of 2013, along with infill and development drilling.

•	Optimization of the operating plan at the feasibility stage is expected to enhance project economics.

•	A strong development team is being established at the corporate office and in Durango, Mexico.
Organizational Update
Sandro Ferrarone joins Coeur as Vice President of Operations Support. Mr. Ferrarone comes to Coeur from Newmont where he served as Regional Corporate Development Director for South America. He has 19 years of operational planning and corporate development experience in the gold and copper industries. Mr. Ferrarone's 13 years of service at Newmont included positions of increasing responsibility within key areas of Newmont's operations and business functions.
Bruce Kennedy is Coeur's General Manager for La Preciosa. He was previously the Country Manager of Argentina and General Manager of the Pirquitas Mine for Silver Standard where he led the improvements of this large surface mine. Mr. Kennedy is a mining engineer with 40 years of experience in large scale surface and underground mine operations management in the US and several countries.  His previous positions included being General Manager of the Robinson Mine for Quadra, Operations Manager of the Peñasquito Mine for Goldcorp, and Operations Manager for Phelps Dodge. He is fluent in Spanish.
Terry Smith joins Coeur as Vice President, North American Operations. Mr. Smith will be responsible for overseeing the Rochester and Kensington mines, new projects and business development and directing North American operational procedures and site management teams. He comes to Coeur from Hunter Dickinson Inc. where he served as Vice President of Project Development and Assessments. Mr. Smith also served as Manager of Operations Support for Barrick Gold Corporation in Toronto and as Senior Mining Engineer for Teck Cominco Ltd. in Vancouver.
Mark Spurbeck joins Coeur as Vice President of Finance effective May 13, 2013 and will serve as the Company's principal accounting officer. Mr. Spurbeck comes to Coeur from Newmont Mining Corporation where he served as Group Executive, Assistant Controller. He previously served as Newmont's Senior Director of Financial Reporting and Director of Accounting Research. Prior to joining Newmont, Mr. Spurbeck was Director of Accounting, Payment
Services at First Data Corporation. Mr. Spurbeck began his career with Deloitte & Touche LLP.
As previously announced in Coeur's May 8 and March 21, 2013 news releases, Peter Mitchell was named Senior Vice President and Chief Financial Officer beginning June 3, 2013 and Bill Holder has joined the Company as Vice President, Health and Safety, respectively.
Exploration Update
During the first quarter, the Company invested $6.8 million in expensed exploration for discovery of new mineralization and $1.7 million in capitalized exploration for definition of new mineralization to at least an indicated resource category, completing nearly 138,000 feet (42,000 meters) of drilling and trenching.
Coeur's exploration program utilized up to 10 drill rigs and a trenching crew: four drills at Palmarejo, three at Kensington (including one drill devoted to definition drilling), two in Argentina (Joaquin and Lejano projects), one at Rochester and the trenching crew at San Bartolomé.
Palmarejo, Mexico

•	Drilling for discoveries of new mineralization was conducted around the Palmarejo surface and underground mines to test new targets generated in 2012.

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Drilling was performed underground on the 108 zone at Palmarejo and on the surface at the Las Animas zone at the southeastern part of the Guadalupe deposit to upgrade the confidence of and extend the known mineralized zones. Results received from both areas have been largely favorable and are expected to extend and upgrade the current mineralization at the 108 zone and at Las Animas.

1.
EBITDA, operating cash flow, adjusted earnings and cash operating costs are non-GAAP measures. Please see tables in the Appendix for the reconciliation to U.S. GAAP. Total debt includes short and long-term indebtedness and excludes capital leases and royalty obligations.

◦
At the 108 zone, hole DC3-108C-0091 intercepted 19.12 meters (62.7 feet) true width grading 124.7 grams/tonne silver (3.64 ounces/ton) and 3.62 grams/tonne gold (0.11 ounce/ton), and hole DC3-108C-0094 with 3.64 meters (11.9 feet) true width grading 1,561.3 grams/tonne silver (45.63 ounces/ton) and 33.13 grams/tonne gold (0.97 ounce/ton).

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At Las Animas, hole TDGH-509 intercepted 5.9 meters (19.4 feet) true width grading 108.3 grams/tonne silver (3.16 ounces/ton) and 0.82 grams/tonne gold (0.024 ounce/ton), and hole TDGH-519 with 4.7 meters (15.4 feet) true width grading 697.7 grams/tonne silver (20.35 ounces/ton) and 6.94 grams/tonne gold (0.20 ounce/ton). Both intercepts were within 100 meters (328 feet) of surface.

•
The third phase of metallurgical sampling at La Patria, a silver-gold near surface deposit located approximately 9 kilometers from the main Palmarejo mine, continued to test the amenability of the current mineralized zones to cyanidation recovery methods.

Kensington, Alaska

•	Drilling during the first quarter was mostly devoted to production definition drilling in order to develop stoping (mining) blocks from year-end reserves.

•	Exploration drilling focused on upgrading and expanding existing mineralized zones to be used in subsequent reserve estimation, mostly at zones 10 and 50 of the main Kensington deposit.

•	In addition, drilling was performed at the Comet target, which is situated about 5,000 feet (1,500 meters) southeast of the high-grade, narrow vein Raven deposit. Assays are pending.

•
New assay results from the Kensington South zone drilled in the fourth quarter 2012 showed potential for Kensington-style mineralization from this large, relatively untested area. Kensington South is situated south of the main Kensington deposit. To facilitate future drilling, construction of a new cross-cut drift began in the first quarter with completion of 430 feet (131 meters) of the planned 750 feet (229 meters).

Rochester, Nevada

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Continuing the exploration focus of 2012, drilling was performed to define grades and tons of existing stockpiles. In the first quarter, over 27,600 feet (8,400 meters) of reverse circulation rotary drilling was completed on two of the stockpiles called South and Limerick with favorable results reported.

◦
At Limerick, hole LMD12-131 intercepted 20 feet true width grading 0.9 ounce/ton silver and 0.003 ounce/ton gold and hole LMD12-145 with 180 feet true width grading 0.67 ounce/ton silver and 0.002 ounce/ton gold.

•	Drilling is also planned for the West and Charlie stockpiles during 2013. This work, along with metallurgical sampling, will continue throughout most of this year.

San Bartolomé, Bolivia

•	All of the work in the first quarter was devoted to upgrading the confidence and extending known mineralization of the Pucka Loma zone in the northwest sector of the San Bartolomé mine area.

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The next stage of work will be to prepare a new model of the mineralization to be used in reserve estimation. To date, two-thirds of the completed trenches encountered bedrock at the base of the gravel (“pallaco”) mineralized layers. The remainder represents an opportunity to extend the thickness of the mineralized gravels.

•	Exploration trenching will now shift to new targets around the mine.

2013 Outlook
Coeur's estimated 2013 silver and gold production guidance is unchanged and the mine-by-mine 2013 production outlook is provided in Table 4 below.
Coeur has adjusted its full-year 2013 projected cash operating costs1 to $9.50 - $10.50 per silver ounce, assuming a gold by-product price of $1,500 per ounce for the last nine months of 2013.
Kensington's estimated cash operating costs1 are unchanged at $900 - $950 per gold ounce for 2013.

1.
EBITDA, operating cash flow, adjusted earnings and cash operating costs are non-GAAP measures. Please see tables in the Appendix for the reconciliation to U.S. GAAP. Total debt includes short and long-term indebtedness and excludes capital leases and royalty obligations.

Table 4: 2013 Production Outlook

(silver ounces in thousands)	Country	Silver	Gold
Palmarejo	Mexico	7,700-8,300	98,000-105,000
San Bartolomé	Bolivia	5,300-5,700	—
Rochester	Nevada, USA	4,500-4,900	44,000-46,000
Endeavor	Australia	500-600	—
Kensington	Alaska, USA	—	108,000-114,000
Total		18,000-19,500	250,000-265,000

Conference Call Information

Coeur will hold a conference call and webcast at www.coeur.com to discuss the Company's first quarter 2013 results at 1 p.m. Eastern time on May 9, 2013.

Dial-In Numbers:     (855) 546-8317 (U.S. and Canada)
(660) 422-4718 (International)

Conference ID:     353 85 539

A replay of the call will be available on Coeur's website through May 23, 2013.

Replay number:     (855) 859-2056 (US and Canada)

International replay:    (404) 537-3406 (International)

Conference ID:     353 85 539

About Coeur
Coeur d'Alene Mines Corporation is the largest U.S.-based primary silver producer and a growing gold producer. The Company has four precious metals mines in the Americas generating strong production, sales and cash flow. Coeur produces from its wholly owned operations: the Palmarejo silver-gold mine in Mexico, the San Bartolomé silver mine in Bolivia, the Rochester silver-gold mine in Nevada and the Kensington gold mine in Alaska. Coeur has a non-operating interest in the Endeavor silver-gold mine in Australia.  The Company has two feasibility stage projects, the Joaquin silver project in Argentina and the La Preciosa silver-gold project in Mexico.  In addition, Coeur conducts ongoing exploration activities in Mexico, Argentina, Nevada, Alaska and Bolivia.  The Company owns strategic investment positions in eight silver and gold development companies with projects in North and South America.
Cautionary Statement
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding anticipated operating results, production levels, exploration results, operating costs, ore grades, planned expansions at Rochester and San Bartolomé and related expected financial returns and development of the La Preciosa project, and the possibility of reaching a revised agreement to sell the Endeavor silver stream and Cerro Bayo royalty. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risk that permits necessary for the planned Rochester expansion may not be obtained, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents,weather or geologically related conditions), changes in the market prices of gold and silver, the uncertainties inherent in Coeur's

1.
EBITDA, operating cash flow, adjusted earnings and cash operating costs are non-GAAP measures. Please see tables in the Appendix for the reconciliation to U.S. GAAP. Total debt includes short and long-term indebtedness and excludes capital leases and royalty obligations.

production, exploratory and developmental activities, including risks relating to permitting and regulatory delays and disputed mining claims, any future labor disputes or work stoppages, the uncertainties inherent in the estimation of gold and silver ore reserves, changes that could result from Coeur's future acquisition of new mining properties or businesses, reliance on third parties to operate certain mines where Coeur owns silver production and reserves, the loss of any third-party smelter to which Coeur markets silver and gold, the effects of environmental and other governmental regulations, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur's ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur's most recent reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities.
Donald J. Birak, Coeur's Senior Vice President of Exploration and a qualified person under Canadian National Instrument 43-101, supervised the preparation of the scientific and technical information concerning Coeur's mineral projects in this news release. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, please see the Technical Reports for each of Coeur's properties as filed on SEDAR at www.sedar.com.
Cautionary Note to U.S. Investors-The United States Securities and Exchange Commission permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We may use certain terms in public disclosures, such as "measured," "indicated," "inferred” and “resources," that are recognized by Canadian regulations, but that SEC guidelines generally prohibit U.S. registered companies from including in their filings with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K which may be secured from us, or from the SEC's website at http://www.sec.gov.

Non-U.S. GAAP Measures
We supplement the reporting of our financial information determined under United States generally accepted accounting principles (U.S. GAAP) with certain non-U.S. GAAP financial measures, including cash operating costs. We believe that these adjusted measures provide meaningful information to assist management, investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. We believe cash operating costs is an important measure in assessing the Company's overall financial performance.

For Additional Information:
Wendy Yang, Vice President, Investor Relations
(208) 665-0345

Stefany Bales, Director, Corporate Communications
(208) 667-8263

www.coeur.com

Table 5: Operating Statistics from Continuing Operations - (Unaudited):

	Three months ended March 31,
	2013	2012
Silver Operations:
Palmarejo
Tons milled	573,170	528,543
Ore grade/Ag oz	3.65	6.12
Ore grade/Au oz	0.04	0.06
Recovery/Ag oz	78.8%	76.8%
Recovery/Au oz	90.1%	93.3%
Silver production ounces	1,646,397	2,482,814
Gold production ounces	22,965	31,081
Cash operating cost/oz	$2.20	$(2.27)
Cash cost/oz	$2.20	$(2.27)
Total production cost/oz	$20.14	$13.04
San Bartolomé
Tons milled	374,985	378,104
Ore grade/Ag oz	4.09	4.62
Recovery/Ag oz	90.6%	91.2%
Silver production ounces	1,391,099	1,591,292
Cash operating cost/oz	$13.27	$10.21
Cash cost/oz	$14.32	$11.49
Total production cost/oz	$18.13	$14.02
Martha
Tons milled	—	34,069
Ore grade/Ag oz	—	4.43
Ore grade/Au oz	—	0.01
Recovery/Ag oz	—%	81.4%
Recovery/Au oz	—%	64.6%
Silver production ounces	—	122,793
Gold production ounces	—	84
Cash operating cost/oz	$—	$46.48
Cash cost/oz	$—	$47.15
Total production cost/oz	$—	$51.85
Rochester
Tons milled	2,439,757	2,009,518
Ore grade/Ag oz	0.52	0.55
Ore grade/Au oz	0.003	0.004
Recovery/Ag oz	50.8%	40.2%
Recovery/Au oz	108.6%	62.1%
Silver production ounces	647,589	441,337
Gold production ounces	8,742	5,292
Cash operating cost/oz	$13.54	$23.35
Cash cost/oz	$16.24	$24.75
Total production cost/oz	$19.61	$28.67

	Three months ended March 31,
	2013	2012
Endeavor
Tons milled	194,519	195,846
Ore grade/Ag oz	1.61	3.35
Recovery/Ag oz	47.8%	37.8%
Silver production ounces	149,594	247,958
Cash operating cost/oz	$17.30	$16.64
Cash cost/oz	$17.30	$16.64
Total production cost/oz	$22.81	$23.27
Gold Operation:
Kensington
Tons milled	129,057	43,936
Ore grade/Au oz	0.20	0.18
Recovery/Au oz	96.2%	93.4%
Gold production ounces	25,206	7,444
Cash operating cost/oz	$1,055	$2,709
Cash cost/oz	$1,055	$2,709
Total production cost/oz	$1,586	$3,598
CONSOLIDATED PRODUCTION TOTALS
Total silver ounces	3,834,679	4,886,194
Total gold ounces	56,913	43,901
Silver Operations:
Cash operating cost per oz - silver	$8.73	$6.29
Cash cost per oz - silver	$9.56	$6.85
Total production cost oz - silver	$19.43	$16.26
Gold Operation:
Cash operating cost per oz - gold	$1,055	$2,709
Cash cost per oz - gold	$1,055	$2,709
Total production cost per oz - gold	$1,586	$3,598
CONSOLIDATED SALES TOTALS
Silver ounces sold	3,076,535	4,290,049
Gold ounces sold	51,926	38,884
Realized price per silver ounce	$30.30	$32.61
Realized price per gold ounce	$1,630	$1,702

Table 6:
COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	March 31, 2013	December 31, 2012
ASSETS	(In thousands, except share data)
CURRENT ASSETS
Cash and cash equivalents	$331,311	$125,440
Short term investments	1,498	999
Receivables	68,182	62,438
Ore on leach pad	26,748	22,991
Metal and other inventory	184,690	170,670
Deferred tax assets	2,627	2,458
Restricted assets	—	396
Prepaid expenses and other	22,324	20,790
	637,380	406,182
NON-CURRENT ASSETS
Property, plant and equipment, net	667,696	683,860
Mining properties, net	1,969,952	1,991,951
Ore on leach pad, non-current portion	24,073	21,356
Restricted assets	24,882	24,970
Marketable securities	23,498	27,065
Receivables, non-current portion	39,061	48,767
Debt issuance costs, net	12,429	3,713
Deferred tax assets	946	955
Other	23,765	12,582
TOTAL ASSETS	$3,423,682	$3,221,401
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$52,636	$57,482
Accrued liabilities and other	9,964	10,002
Accrued income taxes	6,186	27,108
Accrued payroll and related benefits	13,816	21,306
Accrued interest payable	4,283	478
Current portion of debt and capital leases	6,130	55,983
Current portion of royalty obligation	61,541	65,104
Current portion of reclamation and mine closure	758	668
Deferred tax liabilities	53	121
	155,367	238,252
NON-CURRENT LIABILITIES
Long-term debt and capital leases	307,791	3,460
Non-current portion of royalty obligation	119,681	141,879
Reclamation and mine closure	35,252	34,670
Deferred tax liabilities	585,073	577,488
Other long-term liabilities	24,684	27,372
	1,072,481	784,869
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Common stock, par value $0.01 per share; authorized 150,000,000 shares, issued and outstanding 89,743,142 at March 31, 2013 and 90,342,338 at December 31, 2012	897	903
Additional paid-in capital	2,590,075	2,601,254
Accumulated deficit	(383,886)	(396,156)
Accumulated other comprehensive loss	(11,252)	(7,721)
	2,195,834	2,198,280
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,423,682	$3,221,401

Table 7:
COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three months ended March 31,
	2013	2012
	(In thousands, except share data)
Sales of metal	$171,797	$204,564
Production costs applicable to sales	(88,784)	(92,554)
Depreciation, depletion and amortization	(50,436)	(52,592)
Gross profit	32,577	59,418
COSTS AND EXPENSES
Administrative and general	10,227	7,596
Exploration	6,841	6,567
Loss on impairment and other	119	—
Pre-development, care, maintenance and other	4,485	1,068
Total cost and expenses	21,672	15,231
OPERATING INCOME	10,905	44,187
OTHER INCOME AND EXPENSE
Fair value adjustments, net	17,796	(23,113)
Interest income and other, net	3,821	5,007
Interest expense, net of capitalized interest	(9,732)	(6,670)
Total other income and expense, net	11,885	(24,776)
Income before income taxes	22,790	19,411
Income tax provision	(10,520)	(15,436)
NET INCOME	$12,270	$3,975
BASIC AND DILUTED INCOME PER SHARE
Basic income per share:
Net income	$0.14	$0.04
Diluted income per share:
Net income	$0.14	$0.04
Weighted average number of shares of common stock
Basic	89,948	89,591
Diluted	90,036	89,821

Table 8:
COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three months ended March 31,
	2013	2012
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$12,270	$3,975
Add (deduct) non-cash items
Depreciation, depletion and amortization	50,436	52,592
Accretion of discount on debt and other assets, net	522	541
Accretion of royalty obligation	3,670	4,580
Deferred income taxes	7,425	7,677
Fair value adjustments, net	(16,042)	21,778
Gain (loss) on foreign currency transactions	(465)	299
Share-based compensation	1,096	2,137
Gain on sale of assets	(868)	—
Loss on impairment	119	—
Other non-cash charges	561	256
Changes in operating assets and liabilities:
Receivables and other current assets	3,968	(2,956)
Prepaid expenses and other	(2,240)	4,774
Inventories	(20,493)	(24,722)
Accounts payable and accrued liabilities	(27,025)	(53,929)
CASH PROVIDED BY OPERATING ACTIVITIES	12,934	17,002
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of short term investments and marketable securities	(4,649)	(1,035)
Proceeds from sales and maturities of short term investments	4,822	20,018
Capital expenditures	(12,827)	(31,647)
Investment in Other Assets	(11,565)	—
Other	955	185
CASH USED IN INVESTING ACTIVITIES	(23,264)	(12,479)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of notes and bank borrowings	300,000	—
Payments on long-term debt, capital leases, and associated costs	(55,340)	(5,166)
Payments on gold production royalty	(15,448)	(21,374)
Share repurchases	(12,557)	—
Other	(454)	(1,112)
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	216,201	(27,652)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	205,871	(23,129)
Cash and cash equivalents at beginning of period	125,440	175,012
Cash and cash equivalents at end of period	$331,311	$151,883

Table 9 :
Operating Cash Flow Reconciliation - (Unaudited)

(in thousands)	1Q 2013	4Q 2012	3Q 2012	2Q 2012	1Q 2012

Cash provided by operating activities	$12,934	$61,694	$79,735	$113,203	$17,002
Changes in operating assets and liabilities:
Receivables and other current assets	(3,968)	(8,040)	5,648	(10,319)	2,956
Prepaid expenses and other	2,240	(3,054)	2,481	2,857	(4,774)
Inventories	20,493	12,919	13,762	(3,097)	24,722
Accounts payable and accrued liabilities	27,025	15,706	(24,341)	(14,276)	53,929
Operating Cash Flow	$58,724	$79,225	$77,285	$88,368	$93,835

Table 10:
EBITDA Reconciliation - (Unaudited)

(in thousands)	1Q 2013	4Q 2012	3Q 2012	2Q 2012	1Q 2012
Net income (loss)	$12,270	$37,550	$(15,821)	$22,973	$3,975
Income tax provision	10,520	11,839	17,475	23,862	15,436
Interest expense, net of capitalized interest	9,732	4,591	7,351	7,557	6,670
Interest and other income	(3,821)	14	(12,664)	3,221	(5,007)
Fair value adjustments, net	(17,796)	(21,235)	37,648	(16,039)	23,113
Loss on debt extinguishments	—	1,036	—	—	—
Depreciation and depletion	50,436	52,397	52,844	61,024	52,592
EBITDA	$61,341	$86,192	$86,833	$102,598	$96,779

Table 11:
Adjusted Earnings Reconciliation - (Unaudited)

(in thousands)	1Q 2013	4Q 2012	3Q 2012	2Q 2012	1Q 2012
Net income (loss)	$12,270	$37,550	$(15,821)	$22,973	$3,975
Share based compensation	1,096	1,476	3,364	1,033	2,137
Deferred income tax provision (benefit)	7,425	3,738	(4,942)	9,690	7,677
Interest expense, accretion of royalty obligation	3,670	3,946	4,276	5,492	4,580
Fair value adjustments, net	(17,796)	(21,235)	37,648	(16,039)	23,113
Loss on impairment	119	(281)	1,293	4,813	—
Loss on debt extinguishments	—	1,036	—	—	—
Adjusted Earnings	$6,784	$26,230	$25,818	$27,962	$41,482

Table 12:
Results of Operations by Mine - Palmarejo - (Unaudited)

in millions of US$	1Q 2013	4Q 2012	3Q 2012	2Q 2012	1Q 2012
Sales of metal	$57.4	$79.4	$102.6	$136.4	$123.7
Production costs	$26.7	$40.4	$48.7	$62.5	$45.9
EBITDA	$28.7	$36.6	$51.6	$72.3	$76.5
Operating income (loss)	$(0.2)	$4.5	$17.7	$29.5	$38.8
Operating cash flow	$31.5	$33.2	$54.9	$63.6	$81.4
Capital expenditures	$5.3	$8.8	$11.3	$11.2	$7.2
Gross profit	$1.8	$6.8	$20.0	$31.1	$40.1
Gross margin	3.1%	8.7%	19.5%	22.8%	32.4%

	1Q 2013	4Q 2012	3Q 2012	2Q 2012	1Q 2012
Underground Operations:
Tons mined	151,232	139,925	143,747	162,820	158,030
Average silver grade (oz/t)	4.22	4.70	6.13	8.91	7.82
Average gold grade (oz/t)	0.09	0.08	0.09	0.14	0.11
Surface Operations:
Tons mined	388,651	465,498	424,380	321,758	347,609
Average silver grade (oz/t)	3.45	2.62	2.79	4.14	5.32
Average gold grade (oz/t)	0.03	0.02	0.03	0.04	0.04
Processing:
Total tons milled	573,170	563,123	532,775	489,924	528,543
Average recovery rate – Ag	78.8%	84.2%	90.0%	84.2%	76.8%
Average recovery rate – Au	90.1%	91.4%	102.5%	92.0%	93.3%
Silver production - oz (000's)	1,646	1,555	1,833	2,365	2,483
Gold production - oz	22,965	19,998	23,702	31,258	31,081
Cash operating costs/Ag Oz	$2.20	$7.55	$3.75	$(0.85)	$(2.27)

Table 13:
Co-Product Cash Cost Per Ounce for Palmarejo - (Unaudited)

Three months ended March 31, 2013
Palmarejo
Total cash operating costs	$40,881
Total cash costs	$40,881

Revenue
Silver	59%
Gold	41%

Ounces produced
Silver	1,646,397
Gold	22,965

Total cash operating costs per ounce
Silver	$14.64
Gold	$731

Total cash costs per ounce
Silver	$14.64
Gold	$731

Table 14:
Reconciliation of EBITDA for Palmarejo - (Unaudited)

in millions of US$	1Q 2013	4Q 2012	3Q 2012	2Q 2012	1Q 2012
Sales of metal	$57.4	$79.4	$102.6	$136.4	$123.7
Production costs applicable to sales	(26.7)	(40.4)	(48.7)	(62.5)	(45.9)
Administrative and general	—	—	—	—	—
Exploration	(2.0)	(2.4)	(2.3)	(1.6)	(1.3)
Pre-development care and maintenance and other	—	—	—	—	—
EBITDA	$28.7	$36.6	$51.6	$72.3	$76.5

Table 15:
Operating Cash Flow for Palmarejo - (Unaudited)

in millions of US$	1Q 2013	4Q 2012	3Q 2012	2Q 2012	1Q 2012
Cash provided by operating activities	$10.1	$22.9	$58.2	$90.5	$65.3
Changes in operating assets and liabilities:
Receivables and other current assets	6.6	(1.3)	(4.1)	(12.5)	5.4
Prepaid expenses and other	(0.6)	(1.0)	(0.8)	0.5	(1.9)
Inventories	13.3	3.6	2.5	(11.5)	4.6
Accounts payable and accrued liabilities	2.1	9.0	(0.9)	(3.4)	8.0
Operating Cash Flow	$31.5	$33.2	$54.9	$63.6	$81.4

Table 16:
Results of Operations by Mine - San Bartolomé - (Unaudited)

in millions of US$	1Q 2013	4Q 2012	3Q 2012	2Q 2012	1Q 2012
Sales of metal	$33.1	$37.0	$46.2	$53.4	$41.4
Production costs	$15.7	$15.1	$19.9	$22.8	$13.6
EBITDA	$17.3	$21.9	$26.2	$30.5	$27.7
Operating income	$8.9	$17.5	$22.0	$26.6	$23.5
Operating cash flow	$11.9	$17.4	$11.2	$23.0	$20.8
Capital expenditures	$0.5	$3.3	$4.4	$7.8	$10.2
Gross profit	$12.7	$17.6	$22.1	$26.5	$23.5
Gross margin	38.4%	47.7%	47.8%	49.6%	56.8%

	1Q 2013	4Q 2012	3Q 2012	1Q 2012	1Q 2012
Tons milled	374,985	363,813	344,349	391,005	378,104
Average silver grade (oz/t)	4.1	4.2	4.9	4.3	4.6
Average recovery rate	90.6%	88%	90.3%	88.3%	91.2%
Silver production (000's)	1,391	1,343	1,526	1,470	1,591
Cash operating costs/Ag Oz	$13.27	$13.97	$12.13	$11.05	$10.21

Table 17:
Reconciliation of EBITDA for San Bartolomé - (Unaudited)

in millions of US$	1Q 2013	4Q 2012	3Q 2012	2Q 2012	1Q 2012
Sales of metal	$33.1	$37.1	$46.2	$53.4	$41.4
Production costs applicable to sales	(15.7)	(15.1)	(19.9)	(22.8)	(13.6)
Administrative and general	—	—	—	—	—
Exploration	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)
Pre-development care and maintenance and other	—	—	—	—	—
EBITDA	$17.3	$21.9	$26.2	$30.5	$27.7

Table 18:
Operating Cash Flow for San Bartolomé - (Unaudited)

in millions of US$	1Q 2013	4Q 2012	3Q 2012	2Q 2012	1Q 2012
Cash provided by (used in) operating activities	$(5.4)	$9.5	$19.8	$31.0	$(27.4)
Changes in operating assets and liabilities:
Receivables and other current assets	(4.2)	(3.0)	7.1	(0.6)	2.2
Prepaid expenses and other	(3.8)	(1.4)	0.8	4.4	(2.8)
Inventories	3.2	9.6	5.0	(3.4)	4.7
Accounts payable and accrued liabilities	22.1	2.7	(21.5)	(8.4)	44.1
Operating Cash Flow	$11.9	$17.4	$11.2	$23.0	$20.8

Table 19:
Results of Operations by Mine - Kensington - (Unaudited)

in millions of US$	1Q 2013	4Q 2012	3Q 2012	2Q 2012	1Q 2012
Sales of metal	$39.3	$43.0	$36.5	$21.1	$10.4
Production costs	$23.6	$27.0	$26.9	$16.1	$17.1
EBITDA	$15.0	$14.7	$8.1	$4.7	$(6.9)
Operating income/(loss)	$1.6	$0.9	$(3.5)	$(5.0)	$(13.6)
Operating cash flow	$15.2	$14.5	$7.3	$0.6	$(7.8)
Capital expenditures	$3.3	$7.8	$9.0	$9.3	$10.9
Gross profit/(loss)	$2.3	$2.2	$(1.9)	$(4.7)	$(13.3)
Gross margin	5.9%	5.1%	(5.2)%	(22.3)%	(127.9)%

	1Q 2013	4Q 2012	3Q 2012	2Q 2012	1Q 2012
Tons mined	116,747	140,626	113,770	84,632	56,815
Tons milled	129,057	129,622	123,428	97,794	43,936
Average gold grade (oz/t)	0.20	0.23	0.21	0.23	0.18
Average recovery rate	96.2%	96.9%	95.9%	94.2%	93.4%
Gold production	25,206	28,718	24,391	21,572	7,444
Cash operating costs/Ag Oz	$1,055	$1,065	$1,298	$1,348	$2,709

Table 20:
Reconciliation of EBITDA for Kensington - (Unaudited)

in millions of US$	1Q 2013	4Q 2012	3Q 2012	2Q 2012	1Q 2012
Sales of metal	$39.3	$43.0	$36.5	$21.1	$10.4
Production costs applicable to sales	(23.6)	(27.0)	(26.9)	(16.1)	(17.1)
Administrative and general	—	—	—	—	—
Exploration	(0.7)	(1.3)	(1.5)	(0.3)	(0.2)
Pre-development care and maintenance and other	—	—	—	—	—
EBITDA	$15.0	$14.7	$8.1	$4.7	$(6.9)

Table 21:
Operating Cash Flow for Kensington - (Unaudited)

	1Q 2013	4Q 2012	3Q 2012	2Q 2012	1Q 2012
Cash provided by (used in) operating activities	$11.7	$16.5	$5.0	$(12.5)	$1.1
Changes in operating assets and liabilities:
Receivables and other current assets	1.8	(2.6)	2.3	4.6	(10.3)
Prepaid expenses and other	(0.1)	(0.4)	0.5	(0.5)	(1.0)
Inventories	—	(0.3)	1.8	9.9	3.3
Accounts payable and accrued liabilities	1.8	1.3	(2.3)	(0.9)	(0.9)
Operating Cash Flow	$15.2	$14.5	$7.3	$0.6	$(7.8)

Table 22:
Results of Operations by Mine - Rochester - (Unaudited)

in millions of US$	1Q 2013	4Q 2012	3Q 2012	2Q 2012	1Q 2012
Sales of metal	$39.5	$43.2	$36.2	$34.2	$18.8
Production costs	$21.5	$22.9	$21.0	$20.8	$9.6
EBITDA	$17.5	$21.4	$12.9	$11.6	$7.2
Operating income	$15.2	$19.2	$10.9	$9.5	$5.5
Operating cash flow	$17.4	$21.5	$13.0	$11.8	$7.2
Capital expenditures	$3.3	$1.5	$4.8	$2.9	$2.6
Gross profit	$15.8	$18.0	$13.2	$11.3	$7.6
Gross margin	40.0%	41.7%	36.5%	33.0%	40.4%

	1Q 2013	4Q 2012	3Q 2012	2Q 2012	1Q 2012
Tons mined	2,924,472	3,031,428	3,170,129	2,585,914	2,923,324
Average silver grade (oz/t)	0.52	0.51	0.52	0.63	0.55
Average gold grade (oz/t)	0.003	0.005	0.004	0.005	0.004
Silver production (000's)	648	828	819	713	441
Gold production	8,742	12,055	10,599	10,120	5,292
Cash operating costs/Ag Oz	$13.54	$2.17	$9.58	$9.83	$23.35

Table 23:
Co-Product Cash Cost Per Ounce for Rochester - (Unaudited)

Three months ended March 31, 2013
Rochester
Total cash operating costs	$23,057
Total cash costs	$24,807

Revenue
Silver	55%
Gold	45%

Ounces produced
Silver	647,589
Gold	8,742

Total cash operating costs per ounce
Silver	$19.49
Gold	$1,194

Total cash costs per ounce
Silver	$20.97
Gold	$1,284

Table 24:
Reconciliation of EBITDA for Rochester - (Unaudited)

in millions of US$	1Q 2013	4Q 2012	3Q 2012	2Q 2012	1Q 2012
Sales of metal	$39.5	$43.2	$36.2	$34.2	$18.8
Production costs applicable to sales	(21.5)	(22.9)	(21.0)	(20.8)	(9.6)
Administrative and general	—	—	—	—	—
Exploration	(0.5)	(0.6)	(1.2)	(1.1)	(0.7)
Pre-development care and maintenance and other	—	1.7	(1.1)	(0.7)	(1.3)
EBITDA	$17.5	$21.4	$12.9	$11.6	$7.2

Table 25:
Operating Cash Flow for Rochester - (Unaudited)

in millions of US$	1Q 2013	4Q 2012	3Q 2012	2Q 2012	1Q 2012
Cash provided by (used in) operating activities	$5.6	$18.2	$7.3	$10.1	$(7.1)
Changes in operating assets and liabilities:
Receivables and other current assets	(0.1)	(0.6)	0.6	(0.1)	0.3
Prepaid expenses and other	4.1	0.3	0.2	(1.0)	1.4
Inventories	3.7	0.9	6.5	3.9	11.2
Accounts payable and accrued liabilities	4.1	2.7	(1.6)	(1.1)	1.4
Operating Cash Flow	$17.4	$21.5	$13.0	$11.8	$7.2

Table 26:
Results of Operations by Mine - Endeavor - (Unaudited)

in millions of US$	1Q 2013	4Q 2012	3Q 2012	2Q 2012	1Q 2012
Sales of metal	$3.0	$2.8	$4.1	$5.2	$6.7
Production costs	$1.3	$1.6	$2.0	$2.6	$2.7
EBITDA	$1.7	$1.3	$2.1	$2.6	$4.0
Operating income	$0.8	$0.8	$1.3	$1.1	$2.3
Operating cash flow	$1.7	$1.3	$1.7	$2.8	$4.2
Capital expenditures	$—	$—	$—	$—	$—
Gross profit	$0.8	$0.8	$1.3	$1.1	$2.3
Gross margin	26.7%	28.6%	31.7%	21.2%	34.3%

	1Q 2013	4Q 2012	3Q 2012	2Q 2012	1Q 2012
Silver Production (000's)	150	105	140	240	248
Cash operating costs/Ag Oz	$17.30	$19.92	$15.97	$17.50	$16.64

Table 27:
Reconciliation of EBITDA for Endeavor - (Unaudited)

in millions of US$	1Q 2013	4Q 2012	3Q 2012	2Q 2012	1Q 2012
Sales of metal	$3.0	$2.8	$4.1	$5.2	$6.7
Production costs applicable to sales	(1.3)	(1.5)	(2.0)	(2.6)	(2.7)
Administrative and general	—	—	—	—	—
Exploration	—	—	—	—	—
Pre-development care and maintenance and other	—	—	—	—	—
EBITDA	$1.7	$1.3	$2.1	$2.6	$4.0

Table 28:
Operating Cash Flow for Endeavor - (Unaudited)

in millions of US$	1Q 2013	4Q 2012	3Q 2012	2Q 2012	1Q 2012
Cash provided by operating activities	$1.6	$1.6	$1.5	$3.6	$3.2
Changes in operating assets and liabilities:
Receivables and other current assets	0.1	(0.3)	0.5	(1.7)	1.7
Prepaid expenses and other	—	—	—	—	—
Inventories	0.3	(0.3)	(0.3)	0.2	0.6
Accounts payable and accrued liabilities	(0.3)	0.3		0.7	(1.3)
Operating Cash Flow	$1.7	$1.3	$1.7	$2.8	$4.2